EX 99-1
                                          News
                                          Release




Vectren Corporation                                   P.O. Box 209
                                                      Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE

April 27, 2004
                               Vectren Corporation
                       Reports First Quarter 2004 Results


Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported first quarter 2004 net income of $54.8 million, compared to net income of $55.7 million for the three months ended March 31, 2003. The slight decline in net income was primarily the result of weather 10% warmer than the prior year, partially offset by continued growth in the Company's nonregulated businesses. Earnings per share were $0.73 for the quarter ended March 31, 2004 compared to $0.82 per share a year ago. Of the reduction in earnings per share, $0.01 per share was due to the decline in net income and $0.08 per share was attributable to an increase of 7.7 million in weighted average shares outstanding resulting from the equity offering in August 2003.

Said Niel C. Ellerbrook, Chairman, President and CEO, "We are pleased with our first quarter results, despite the warmer than normal weather impacting our heat sensitive throughput. Electric sales to large volume customers were up, suggesting the beginning of economic recovery in our service territory, and our nonregulated group has continued to grow its contribution to consolidated earnings. The decline in earnings per share was the expected result of the very successful common stock offering completed last August, which helped strengthen the balance sheet and credit ratings."

Specific Highlights for the Quarter

o Milder weather negatively impacted the Utility Group results in the first quarter of 2004, compared to the same quarter last year, by an estimated $5.0 million after tax. The weather impact was partially offset by increased margin from the recovery of NOx related expenditures and increased large electric customer margins, signaling some economic recovery in the region.

o The Nonregulated Group performed well during the quarter compared to last year due largely to a strong performance in the Mining Group and the gain from the harvesting of an energy related investment, offset largely by a write down of its investment in certain broadband investments.

Discussion of Results: Utility Group

Utility Group earnings for the first quarter 2004 were $44.7 million as compared to $47.3 million for the same quarter last year. The $2.6 million decline was primarily due to mild heating weather, approximately 10% warmer in 2004 compared to 2003, which decreased results approximately $5.0 million after tax. The impact of the unfavorable weather was partially offset by increased recovery of NOx expenditures and related operating expenses. The 2003 first quarter included the $1.2 million after tax write down of the Company's investment in BABB International.

Gas utility margin for the first quarter was $139.5 million as compared to $144.4 million for the same quarter last year. The $4.9 million decrease was primarily due to an estimated $7.7 million impact for warmer weather, partially offset by customer growth and increasing consumption.

Electric utility margin for the first quarter was $61.5 million as compared to $58.2 million for the same quarter last year. The recovery of incremental NOx expenditures and related operating expenses added margin of $3.6 million. Margins from large customers increased $2.1 million quarter over quarter, reflecting some economic recovery. Offsetting those increases, warmer than normal weather negatively impacted electric heating load in the quarter, compared to last year, by an estimated $0.7 million. Net wholesale margin from marketing generation capacity in excess of that needed to serve native load and firm wholesale customers was $7.0 million, a decrease of $1.1 million due largely to market conditions and price volatility this quarter, compared to the same quarter last year.

Other operating expenses and depreciation expense for the first quarter increased $3.5 million and $0.8 million, respectively, compared to 2003. The increases resulted from greater operating expenses associated with the NOx equipment, other operating expenses such as labor and benefit costs and depreciation expense on plant additions. Other income (expense) increased $2.2 million compared to 2003, attributable primarily to the $2.0 million pre-tax charge taken against the Company's investment in BABB in the first quarter of 2003.

Discussion of Results: Nonregulated Group (all amounts following in this section are after tax)

Nonregulated earnings for the first quarter 2004 were $10.6 million as compared to $8.5 million for the same quarter last year. The $2.1 million increase was principally due to increased operating results from Coal Mining and the $5.3 million after tax gain resulting from the sale of an investment held by one of the Company's equity method investments, offset largely by the $4.5 million after tax charge related to the write down of the company's investments in certain broadband investments.

Energy Marketing and Services generated net income of $7.0 million for the first quarter 2004 as compared to $8.1 million in 2003. Gas marketing operations, performed through ProLiance Energy, LLC, contributed $6.9 million in 2004 as compared to $8.5 million in 2003. While a strong first quarter 2004 performance, the year over year decrease was principally due to higher earnings in 2003 resulting from unprecedented volatility in 2003 gas prices. The performance contracting operations, performed through Energy Systems Group, LLC, had net losses of $0.5 million in 2004, compared to break even results in 2003. The decrease was principally due to timing of projects year over year, and ESG has now replaced nearly 200% of the backlog utilized in the quarter. Vectren Source contributed $0.6 million in 2004, an increase of $0.7 million over 2003, due to increased customers and margins per unit of throughput. Source has grown its customer count to almost 100,000, nearly double over the same period in 2003.

Coal Mining net income for the three months ended March 31, 2004, was $3.6 million, as compared to $2.3 million in 2003. Synfuel-related results, which include earnings from Pace Carbon and synfuel processing fees, contributed $2.9 million in earnings in 2004, as compared to $2.3 million in 2003, due to greater volumes. Mining operations increased from breakeven in 2003 to $0.7 million in 2004 due to improved pricing and better mining conditions.

Utility Infrastructure Services provides underground construction and repair to gas, water, electric, and telecommunications companies primarily through its investment in Miller Pipeline. Infrastructure's loss for the quarter was $0.6 million, an improvement of $0.4 million from 2003. The group returned to profitability in late 2003, but first quarter results are often negatively impacted by the seasonality of construction activities.

The Company is a minority investor in SIGECOM Holdings, Inc., located in Evansville, Indiana. SIGECOM provides broadband service to over 29,000 customers, averaging nearly 3 revenue generating units per customer and continues to increase its positive EBITDA. In the Company's continued evaluation of the industry and the strategic alternatives for its broadband investments, the Company performed a valuation of its SIGECOM investment. Additionally, while franchises are still in place for the Indianapolis, Indiana and Dayton, Ohio markets and both markets are excellent broadband prospects, it is unlikely that Vectren would be involved in future expansion of those markets. As a result, the Company recorded impairment charges for its investment in SIGECOM and its franchises in the Indianapolis and Dayton markets, totaling $3.6 million after tax. The Company also wrote down its investment in inventory by $0.9 million after tax at Vectren Communications Services as a result of current expectations about realizability in today's market. Vectren Communications Services results are reported in Other Businesses.

The Other Business Group reported net income of $4.0 million in 2004, as compared to losses of $0.9 million in 2003. In March 2004, a component of the Other Business group, Haddington Energy Partners, an equity method investment, sold their investment in SAGO Energy, LLC for cash. SAGO is an independent, full service, midstream company providing natural gas producers with processing, gathering, marketing, and other related services, with assets in Texas and Louisiana. The Company recognized its portion of the pretax gain totaling $9.0 million, or $5.3 million after tax.

Financial

At March 31, 2004, total long-term debt to permanent capitalization improved to 49%, as compared to 52% at March 31, 2003. In addition, short-term debt decreased to $129 million at March 31, 2004, as compared to $380 million at March 31, 2003. Vectren remains committed to improving its balance sheet and maintaining strong investment grade ratings. Vectren's utility debt is currently rated A- and Baa1 by Standard & Poor's and Moody's, respectively.

2004 Earnings Guidance

As previously announced, fiscal 2004 earnings are expected to be in the range of $1.60 to $1.75 per share. The targeted range is based on several factors, including normal weather conditions, continued growth from the Company's complementary nonregulated businesses, continued cost control measures and securing rate relief at the company's regulated gas distribution operations.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on April 29, 2004

Vectren Corporation officers will discuss First Quarter 2004 earnings results and provide an outlook for 2004 during a conference call for analysts scheduled at 2:30 p.m. EDT (1:30 CDT), Thursday, April 29, 2004. You are invited to listen to the live Webcast and view the supporting slides by accessing the Investor Relations link on Vectren's Web site at www.Vectren.com. Interested parties may also view the slide presentation and listen to the Webcast replay via Vectren's Web site beginning two hours after the completion of the Webcast.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.

Investor Contact  Steven M. Schein, (812) 491-4209, sschein@vectren.com

Media Contact     Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com


                                       ###

                                   VECTREN CORPORATION
                                 AND SUBSIDIARY COMPANIES

                            CONSOLIDATED STATEMENTS OF INCOME
                          (Thousands, except for share amounts)
                                     (Unaudited)

                                                   Three Months          Twelve Months
                                                  Ended March 31         Ended March 31
                                               --------------------------------------------
                                                  2004       2003        2004        2003
                                               --------------------  ----------------------
OPERATING REVENUE:
  Gas utility                                  $ 505,156  $ 509,191  $1,108,278  $1,059,314
  Electric utility                                88,797     83,541     340,950     341,605
  Energy services and other                       51,407     33,601     157,509     175,273
                                               ---------  ---------  ----------  ----------
       Total operating revenues                  645,360    626,333   1,606,737   1,576,192
                                               ---------  ---------  ----------  ----------
OPERATING EXPENSES:
  Cost of gas sold                               365,636    364,776     763,324     704,988
  Fuel for electric generation                    22,860     20,752      88,585      84,524
  Purchased electric energy                        4,456      4,580      16,048      17,902
  Cost of energy services and other               40,004     25,535     118,206     140,169
  Other operating                                 68,607     62,572     239,764     227,943
  Depreciation and amortization                   32,512     31,402     129,766     122,007
  Taxes other than income taxes                   22,660     22,035      57,632      55,605
                                               ---------  ---------  ----------  ----------
       Total operating expenses                  556,735    531,652   1,413,325   1,353,138
                                               ---------  ---------  ----------  ----------

OPERATING INCOME                                  88,625     94,681     193,412     223,054

OTHER INCOME:
  Equity in earnings of unconsolidated
      affiliates                                  16,881      8,806      20,244      14,824
  Other - net                                     (5,641)    (1,148)      8,453       8,184
                                               ---------  ---------  ----------  ----------
       Total other income                         11,240      7,658      28,697      23,008
                                               ---------  ---------  ----------  ----------

INTEREST EXPENSE                                  19,342     18,876      76,052      77,513
                                               ---------  ---------  ----------  ----------

INCOME BEFORE INCOME TAXES                        80,523     83,463     146,057     168,549

INCOME TAXES                                      25,670     27,727      35,612      43,612

MINORITY INTEREST IN SUBSIDIARY                        7         27          46         750

PREFERRED DIVIDEND REQUIREMENT OF SUBSIDIARY           6          9          20          34
                                               ---------  ---------  ----------  ----------

NET INCOME                                     $  54,840  $  55,700  $  110,379  $  124,153
                                               =========  =========  ==========  ==========

AVERAGE COMMON SHARES OUTSTANDING                 75,472     67,695      72,549      67,621
DILUTED COMMON SHARES OUTSTANDING                 75,847     67,842      72,846      67,888

EARNINGS PER SHARE OF COMMON STOCK
  BASIC:

    EARNINGS PER SHARE OF COMMON STOCK         $    0.73  $    0.82  $     1.52  $     1.84
                                               =========  =========  ==========  ==========

    EARNINGS PER SHARE OF COMMON STOCK         $    0.72  $    0.82  $     1.52  $     1.83
                                               =========  =========  ==========  ==========

                                     VECTREN UTILITY HOLDINGS
                                     AND SUBSIDIARY COMPANIES

                                CONSOLIDATED STATEMENTS OF INCOME
                              (Thousands, except for share amounts)
                                          (Unaudited)

                                                       Three Months            Twelve Months
                                                      Ended March 31          Ended March 31
                                                  -----------------------------------------------
                                                     2004        2003        2004         2003
                                                  ---------------------   -----------------------
OPERATING REVENUE:
  Gas utility                                     $ 505,156   $ 509,191   $1,108,278   $1,059,314
  Electric utility                                   88,797      83,541      340,950      341,605
  Other                                                 281         198          876          436
                                                  ---------   ---------   ----------   ----------
    Total operating revenues                        594,234     592,930    1,450,104    1,401,355
                                                  ---------   ---------   ----------   ----------

OPERATING EXPENSES:
  Cost of gas sold                                  365,636     364,776      763,324      705,291
  Fuel for electric generation                       22,860      20,752       88,585       84,524
  Purchased electric energy                           4,456       4,580       16,048       17,902
  Other operating                                    60,098      56,603      213,593      203,891
  Depreciation and amortization                      29,611      28,762      118,797      112,677
  Taxes other than income taxes                      22,343      21,718       57,251       54,395
                                                  ---------   ---------   ----------   ----------
    Total operating expenses                        505,004     497,191    1,257,598    1,178,680
                                                  ---------   ---------   ----------   ----------
OPERATING INCOME                                     89,230      95,739      192,506      222,675

OTHER INCOME (EXPENSE):
  Equity in earnings (losses) of unconsolidated
     affiliates                                         168        (504)         199       (2,251)
  Other - net                                           (43)     (1,507)       6,226        3,551
                                                  ---------   ---------   ----------   ----------
    Total other income (expense)                        125      (2,011)       6,425        1,300
                                                  ---------   ---------   ----------   ----------

INTEREST EXPENSE                                     16,959      16,516       66,578       68,087
                                                  ---------   ---------   ----------   ----------

INCOME BEFORE INCOME TAXES                           72,396      77,212      132,353      155,888

INCOME TAXES                                         27,733      29,895       49,420       53,478

PREFERRED DIVIDEND REQUIREMENT OF SUBSIDIARY              6           9           20           34
                                                  ---------   ---------   ----------   ----------
NET INCOME                                        $  44,657   $  47,308   $   82,913   $  102,376
                                                  =========   =========   ==========   ==========

           VECTREN CORPORATION                      3 Months               12 Months
               HIGHLIGHTS                        Ended March 31          Ended March 31
                                              -------------------------------------------
   (millions, except per share amounts)
                                              -------------------------------------------
               (Unaudited)                      2004         2003        2004        2003
-----------------------------------------------------------------------------------------
Reported Earnings:
   Utility Group                              $ 44.7       $ 47.3      $ 83.0     $ 102.4

   Non-regulated Group
      Energy Marketing and Services              7.0          8.1        14.2        15.9
      Mining                                     0.7            -         0.3         2.2
      Synfuels related                           2.9          2.3        14.0         9.7
                                              ------       ------      ------     -------
         Total Coal Mining                       3.6          2.3        14.3        11.9
      Utility Infrastructure Services           (0.6)        (1.0)       (0.4)       (1.8)
      Broadband                                 (3.4)           -        (4.5)        0.3
      Other Businesses                           4.0         (0.9)        6.2        (3.3)
                                              ------       ------      ------     -------
      Total Non-regulated Group                 10.6          8.5        29.8        23.0

   Corporate and Other                          (0.5)        (0.1)       (2.4)       (1.3)
                                              ------       ------      ------     -------
   Vectren Consolidated                       $ 54.8       $ 55.7      $110.4     $ 124.1
                                              ======       ======      ======     =======


Vectren Selected Highlights
                                             12 months   12 months
                                               Ended       Ended
                                             March 31     March 31
                                               2004         2003
                                              --------   ----------
Dividends Paid (per common share, 12 months)  $ 1.12       $ 1.08

Annualized Dividend                           $ 1.14       $ 1.10

Dividend Yield (at close)                       4.5%         5.1%

Dividend Payout Ratio                          73.7%        58.7%

Dividend to Book Value                          7.8%         8.2%

Return on Average Shareholders' Equity         10.9%        13.9%

Book Value Per Share                          $14.63       $13.47

Market to Book Value (at close)                 169%         160%

Common Stock Prices (VVC - NYSE)

   High                                       $26.13       $26.10

   Low                                        $21.05       $17.95

   Close                                      $24.67       $21.51

Price/Earnings Ratio (trailing)                 16.2         11.7

Ratio of Total Debt to Total Capitalization      53%          60%

Percent Internally Generated Funds -
     Utility Group                               58%          78%

Ratio of Earnings to Fixed Charges -
      SEC Method

   Consolidated                                  2.9          3.0
   Utility Group                                 3.0          3.3


        VECTREN CORPORATION                    3 Months                12 Months
     SELECTED GAS DISTRIBUTION             Ended March 31            Ended March 31
        OPERATING STATISTICS         ----------------------    -------------------------

                                        2004         2003          2004           2003
           (Unaudited)               ---------    ---------    ----------    -----------
-----------------------------------

GAS OPERATING REVENUES (Thousands):

   Residential                       $ 341,092    $ 345,617    $  738,038    $   705,409

   Commercial                          126,456      127,218       275,415        256,722

   Contract                             32,966       33,761        83,853         88,367

   Miscellaneous Revenue                 4,642        2,595        10,972          8,816
                                     ---------    ---------    ----------    -----------
                                     $ 505,156    $ 509,191    $1,108,278    $ 1,059,314
                                     =========    =========    ==========    ===========
GAS MARGIN (Thousands):

     Residential                     $  90,368    $  94,688    $  221,145    $   227,084

     Commercial                         28,111       29,725        63,290         70,645

     Contract                           18,050       18,511        51,859         51,831

     Miscellaneous                       2,991        1,491         8,660          4,766
                                     ---------    ---------    ----------    -----------
                                     $ 139,520    $ 144,415    $  344,954    $   354,326
                                     =========    =========    ==========    ===========
GAS SOLD & TRANSPORTED (MDth):

     Residential                        41,362       44,556        80,016         88,923

     Commercial                         15,880       17,218        32,025         34,894

     Contract                           29,221       30,324        91,668         97,379
                                     ---------    ---------    ----------    -----------
                                        86,463       92,098       203,709        221,196
                                     =========    =========    ==========    ===========
AVERAGE GAS CUSTOMERS

     Residential                       891,153      885,084       875,621        871,183

     Commercial                         80,453       80,675        79,256         79,541

     Contract                            4,065        4,134         4,057          4,143
                                     ---------    ---------    ----------    -----------
                                       975,671      969,893       958,934        954,867
                                     =========    =========    ==========    ===========
WEATHER  AS A PERCENT OF NORMAL:

    Heating Degree Days                    96%         107%           94%           105%


         VECTREN CORPORATION
          SELECTED ELECTRIC                        3 Months                 12 Months
        OPERATING STATISTICS                    Ended March 31            Ended March 31
                                           -----------------------   -----------------------
                                              2004          2003         2004         2003
                                          ----------    ----------   ----------   ----------
            (Unaudited)
----------------------------------------
ELECTRIC OPERATING REVENUES (Thousands):
   Residential                            $   27,494    $   25,996   $  106,879   $  110,959

   Commercial                                 20,136        18,765       83,639       81,747

   Industrial                                 25,518        21,051       97,213       91,272

   Municipals                                  5,439         4,823       22,150       21,378

   Miscellaneous Revenue                       1,465         1,487        7,163        5,535
                                          ----------    ----------   ----------   ----------
       Total Retail                           80,052        72,122      317,044      310,891

   Net Wholesale Revenues                      8,745        11,419       23,906       30,714
                                          ----------    ----------   ----------   ----------
                                          $   88,797    $   83,541   $  340,950   $  341,605
                                          ==========    ==========   ==========   ==========
ELECTRIC MARGIN (Thousands):

     Residential                          $   21,055    $   19,781   $   83,224   $   87,117

     Commercial                               14,409        13,513       60,006       59,923

     Industrial                               14,446        12,335       55,644       54,696

     Municipals                                3,102         3,014       13,203       12,359

     Miscellaneous                             1,430         1,428        7,062        5,350
                                          ----------    ----------   ----------   ----------
       Total Retail                           54,442        50,071      219,139      219,445
                                          ----------    ----------   ----------   ----------
     Net Wholesale Margin                      7,039         8,138       17,178       19,734
                                          ----------    ----------   ----------   ----------
                                          $   61,481    $   58,209   $  236,317   $  239,179
                                          ==========    ==========   ==========   ==========
ELECTRICITY SOLD (MWh):

     Residential                             377,550       394,815    1,424,441    1,608,791

     Commercial                              330,943       333,846    1,419,224    1,479,789

     Industrial                              635,269       553,911    2,498,243    2,489,555

     Municipals                              152,227       133,812      619,339      616,712

     Miscellaneous Sales                       3,661         5,114       15,757       18,424
                                          ----------    ----------   ----------   ----------
       Total Retail                        1,499,650     1,421,498    5,977,004    6,213,271

     Wholesale                               511,314     1,448,350    3,368,154    9,692,145
                                          ----------    ----------   ----------   ----------
                                           2,010,964     2,869,848    9,345,158   15,905,416
                                          ==========    ==========   ==========   ==========
AVERAGE ELECTRIC CUSTOMERS

     Residential                             118,248       117,057      117,378      116,449

     Commercial                               17,040        16,934       17,009       17,030

     Industrial                                  155           176          163          175

     All Others                                   21            22           21           23
                                          ----------    ----------   ----------   ----------
                                             135,464       134,189      134,571      133,677
                                          ==========    ==========   ==========   ==========
WEATHER  AS A PERCENT OF NORMAL:

    Heating Degree Days                          96%          107%          94%         105%
    Cooling Degree Days                                                     81%         123%